                                  EXHIBIT 11.1

              BIO-DENTAL TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                COMPUTATION OF (LOSS) EARNINGS PER COMMON SHARE

                                                        Years Ended March 31,
                                                     --------------------------
                                                        1996            1995
                                                     -----------     ----------
(LOSS) EARNINGS:

Net (loss) earnings                                  $(2,265,977)    $ (419,437)

Preferred Stock dividend
                                                     -----------     ----------

Net (loss) earnings applicable to common stock       $(2,265,977)    $ (419,437)
                                                     ===========     ==========

SHARES:

Weighted average number of common shares
  outstanding                                          6,285,471       6,118,295

Additional shares assuming conversion of:
  Stock warrants                                               0(a)            0(a)
  Stock options                                                0(b)            0(b)
                                                     -----------     -----------

Average common shares and common share
  equivalents outstanding                              6,285,471       6,118,295
                                                     ===========     ===========

(LOSS) EARNINGS PER COMMON SHARE:
Net (loss) earnings                                  $     (0.36)    $     (0.07)
                                                     ===========     ===========


(a) Warrants to acquire 150,000 shares of common stock at $2.25 per share were outstanding at March 31, 1996 and 1995. Warrants to acquire 50,000 shares of common stock at $4.00 per share were outstanding at March 31, 1996 and 1995. Also, warrants to acquire 200,000 shares of common stock at $3.11 per share were outstanding for part of the year ended March 31, 1995. The effects of these warrants were antidilutive at March 31, 1996 and 1995 and therefore are not included in the calculation of loss per common share for the years ended March 31, 1996 and 1995.

(b) Options to acquire 430,516 and 378,808 shares of common stock at prices ranging from $0.10 to $5.06 were outstanding at March 31, 1996 and March 31, 1995 respectively. The effects of these options were antidilutive at March 31, 1996 and 1995 and therefore are not included in the calculation of loss per common share for the years ended March 31, 1996 and 1995.